EXHIBIT 99.1

American River Bankshares Appoints Kim Box to its Board of Directors

Sacramento, CA, July 19, 2012 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB) today announced that it has appointed Kim Box to the American River Bankshares Board and increased the size of the Board from eight to nine members. In addition, the Company has also appointed Ms. Box to the Board of American River Bank.

“Kim’s proven reputation of leading forward-thinking organizations and accomplishing complex operational goals worldwide makes adding her insight to our Board of Directors a smart decision,” said David Taber, President and CEO of American River Bankshares. “She is a well-respected leader in her own industry and her twenty-nine years of business experience will help guide our Company in building its reputation as the premier business bank in the communities we serve.”

Kim Box is the CEO and President of a start-up venture and a former HP Vice President. Over her twenty-nine year career, Ms. Box has become known for her strong skills in strategic decision making, partner/relationship building, results driven leadership, high integrity and leading transformation with proven successful execution.

Ms. Box has served on several not-for-profit Board of Directors, such as the American Red Cross-Capital Region Chapter, American Leadership Forum-Mountain Valley Chapter and The Effort. Ms. Box holds a Bachelor of Science in Business Administration with a concentration in Management and a minor in Computer Science from California State University, Chico.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statement

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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